EXHIBIT 10.13a

COMPLETE GENOMICS, INC.

March 28, 2006

Mr. Radoje Drmanac

[HOME ADDRESS]

Re:	Severance Agreement

Dear Mr. Drmanac:

Complete Genomics, Inc. (the “Company”) is pleased to have you as an employee. This letter (the “Agreement”) sets forth the terms of your severance in the event of your termination of employment under certain specified circumstances.

1.	SEVERANCE BENEFITS.

(a)    Termination By The Company Without Cause.  If your employment by the Company is terminated by the Company without Cause (as defined below) at any time, and if you provide the Company with and fail to revoke a signed general release of all claims, a form of which is set forth in Exhibit A attached hereto, the Company shall provide you with the following: (i) continuation of your base salary for a period of six (6) months immediately following such termination date, at the rate in effect immediately prior to such termination of employment, less applicable withholdings, payable in installments pursuant to the Company’s normal and customary payroll procedures, provided however, that the commencement of such installments may be delayed by six (6) months following such termination in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith, (ii) the cost of the COBRA premiums for the Company’s medical plan in which you and/or your dependents were participating immediately prior to such termination for a period of six (6) months immediately following such termination date and (iii) accelerated vesting of a portion of the outstanding options to purchase common stock of the Company or the restricted stock which is held by you at the time of such termination, equal in amount to the number of option shares which would have vested or the number of restricted stock to which the Repurchase Right would lapsed, had you remained continuously employed by the Company for six (6) months following such termination. You understand and agree that you shall not be entitled to any other severance pay, severance benefits, accelerated vesting of any options or restricted stock or any other compensation or benefits other than as set forth in this paragraph in the event of such a termination, other than as required under applicable law.

(b)    Termination By The Company With Cause or By You For Any Reason.  If your employment by the Company is terminated by the Company with Cause or if you resign your employment for any reason, you shall not be entitled to any severance pay, severance benefits, accelerated vesting of any options or restricted stock or any compensation or benefits from the Company whatsoever, other than as required under applicable law.

Mr. Radoje Drmanac

(c)    Termination by the Company (or Successor) Without Cause or Constructive Termination Following A Change in Control.  If, within twelve (12) months following a Change in Control, your employment is terminated by the Company, or its successor, other than for Cause or due to a Constructive Termination, and if you provide the Company, or its successor, with and fail to revoke a signed general release of all claims, a form of which is set forth in Exhibit A attached hereto, the Company, or its successor, shall provide you with the following:

(i)       All the benefits described in Section 1(a) above, and

(ii)      All your stock options, restricted stock and/or other equity awards which are outstanding at the time of such termination shall automatically vest and become fully exercisable. The remaining terms of such stock options, restricted stock and/or other equity awards shall continue to be governed by the terms of the individual award agreements which are pertinent thereto.

(d)    Definitions.

(i)        Cause.  For purposes of this Agreement, the term “Cause” means: (i) theft, dishonesty or falsification of any employment or Company records; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust you with important matters or otherwise work effectively with you, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (iv) your failure or refusal by you to work diligently to perform tasks or to work toward the achievement of goals reasonably requested by the Board of Directors of the Company (the “Board”), provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem. “Cause” shall not mean a physical or mental disability.

(ii)        Change in Control.  For purposes of this Agreement, the term “Change in Control” means the occurrence of any of the following events:

(AA)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (1) the continuing or surviving entity or (2) any direct or indirect parent corporation of such continuing or surviving entity; or

(BB)    The sale, transfer or other disposition of all or substantially all of the Company’s assets.

(iii)    Constructive Termination.  For purposes of this Agreement, the term “Constructive Termination” means your resignation within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after your delivery of written notice thereof:

Mr. Radoje Drmanac

(AA)    the delegation to you of duties or the reduction of your duties, either of which substantially reduces the nature, responsibility, or character of your position immediately prior to such delegation or reduction;

(BB)    a material reduction by the Company in your base salary in effect immediately prior to such reduction, except to the extent the base salaries of all other executives of the Company are similarly reduced;

(CC)    a material reduction by the Company in the kind or level of employee benefits or fringe benefits to which you were entitled prior to such reduction; or the taking of any action by the Company that would adversely affect your participation in any plan, program or policy generally applicable to employees of equivalent seniority, except to the extent the kind or level of employee benefits or fringe benefits of all other executives of the Company are similarly reduced; and

(DD)    the Company’s requiring you to relocate your office to a place more than forty (40) miles from the Company’s present headquarters location (except that required travel on the Company’s business to an extent substantially consistent with your present business travel obligations shall not be considered a relocation).

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.      ENTIRE AGREEMENT.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your severance as specified herein. If you enter into this Agreement you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and an authorized representative of the Board.

3.      GOVERNING LAW; SEVERABILITY.  This Agreement will be governed by and construed in accordance with the laws of the State of California. Should any provision of this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

4.      DISPUTE RESOLUTION; REMEDIES.  To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California,

Mr. Radoje Drmanac

conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Except as may be prohibited by applicable law, or may render this dispute resolution clause unenforceable, if any legal action is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law including attorneys fees and litigation costs; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

If you choose to accept this Agreement under the terms described above, please sign below and return this letter to me.

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Mr. Radoje Drmanac

We look forward to your favorable reply, and to a productive and enjoyable work relationship.

Very truly yours,

Complete Genomics, Inc.

/s/ Clifford A. Reid
By:	Clifford A. Reid
President and Chief Executive Officer

Accepted and Agreed to by:

/s/ Radoje Drmanac
Radoje Drmanac	Date

Exhibit A

RELEASE AND WAIVER OF CLAIMS

In exchange for payment to me of amounts pursuant to that certain letter agreement between me and the Company dated March 28, 2006 (the “Severance Agreement”), I hereby furnish Complete Genomics, Inc. (the “Company”) with the following release and waiver (“Release”):

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, parents, subsidiaries and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the execution date of this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under any California statute or ordinance and the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, including claims arising out of or related to the Severance Agreement, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section or any comparable law with respect to any unknown or unsuspected claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the ADEA, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I should consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date:
Radoje Drmanac